                                                                   EXHIBIT 10.36

                    [WESTERN DIGITAL CORPORATION LETTERHEAD]


October 1, 1999

Mr. Charles A. Haggerty
27 Le Conte
Laguna Niguel, 92677

Dear Chuck:

This letter, when signed by you, constitutes the agreement between you and Western Digital, Inc. (the "Company") relative to your resignation from the Company.

You are employed by the Company as its President, Chief Executive Officer and Chairman of the Board and are a member of the Board of Directors of the Company and an officer and/or director of certain of the Company's subsidiaries. The Company and you wish to document (i) the severance and other benefits the Company has agreed to pay you in connection with your resignation as President, Chief Executive Office and Chairman of the Board and as a member of the Company's Board of Directors and as a director and/or officer of certain of its subsidiaries and other related companies upon which you serve as a director and/or officer, and (ii) the consulting arrangement and restrictions that will be in effect following such termination.

in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between us as follows:

        1. RESIGNATION DATE. Your resignation as President, Chief Executive Officer, Chairman of the Board, and a member of the Company's Board of Directors, and from your positions as director and/or officer of each of the Company's subsidiaries where you so serve (except as otherwise provided in paragraph 8(b) herein), shall be effective June 30, 2000, or on such earlier date as the Board of Directors of the Company (the "Board") may determine. Your resignation as an employee of the Company shall be effective June 30, 2000 (the "Termination Date").

        2.     PAYMENT OF COMPENSATION AND BENEFITS.

               (a) You will receive your normal salary through the Termination Date, and all regular and mandatory payroll deductions will be taken from your final paycheck. Your participation in the Company's employee benefit programs shall cease as of the Termination Date, except to the extent provided in Paragraph 6 below.

               (b) You will be eligible for a bonus for the full fiscal year 2000, based upon your bonus target and the determination by the Board with respect to payment of bonuses, if any, to senior

Mr. Charles A. Haggerty
October 1, 1999
Page 2


        management of the Company under the Company's fiscal year 2000 Management Incentive Plan.

        3. CONSULTING PAYMENTS. As consideration for the consulting services you agree to provide pursuant to Paragraph 8 and the other covenants contained in this Agreement, the Company agrees to pay you compensation in the amounts and payable as follows: $750,000 on the Effective Date (as defined in Paragraph 23 hereof); and $750,000 on the Termination Date. You understand and agree that this compensation is front-loaded and is payment in full for your services throughout the Consultancy Period and the other covenants contained in this Agreement. All payments will be subject to the Company's deduction of applicable withholding taxes and other regular and mandatory deductions. However, in the event of a material breach by you of any of your covenants under this Agreement, the Company's obligation to make such payments shall immediately cease, and you shall be required to promptly reimburse the Company in full for any such payments made by the Company to you.

        4. OTHER PLANS AND AGREEMENTS. You are a participant in the Company's Extended Severance Plan ("Severance Plan"). If, prior to the Termination Date, you become eligible for severance payments under the Severance Plan, and the amount of such severance payments exceeds the amount payable to you under Paragraph 3 above, then, in lieu of your receiving severance payments under the Severance Plan, the payments in Paragraph 3 shall be increased to an amount equal to such severance payments, and all other provisions of this Agreement shall remain the same.

        5. STOCK OPTIONS. You currently hold outstanding stock options for shares of the Company's common stock. A schedule setting forth these options, their grant dates, exercise prices, vesting schedules and expiration dates, is attached as Attachment "A" and incorporated herein by reference. At the Termination Date all such options outstanding at that time shall be immediately and fully vested and exercisable. Thereafter all such options shall be fully exercisable until the dates of their expiration; provided, however, that the Company may cancel any unexpired option at any time if you are in violation of any of your covenants under Paragraph 9 hereof, without regard to the time limitation provided for therein. To the extent the options are non-qualified options under the federal income tax laws, you shall recognize compensation income in connection with your exercise of those options, and you agree to satisfy all applicable withholding taxes associated with each such exercise.

        6. BENEFITS.

               (a) The Company shall continue to provide you, from the Termination Date through June 30, 2005, such medical and group insurance benefits as are at least as favorable as the most favorable medical and group insurance benefits provided from time to time to senior executives of the Company. Notwithstanding the foregoing, if you are covered under any medical or group insurance plans provided by a subsequent employer, such coverages will be primary to those provided by the Company.

Mr. Charles A. Haggerty
October 1, 1999
Page 3


               (b) At the Termination Date the Company shall assign its rights and interests to you, or your designee, in the Collaterally Assigned Split Dollar Universal Life insurance policies in your name that you have previously collaterally assigned to the Company.

               (c) You are a participant in the Company's Deferred Compensation Plan. For purposes of the plan you have advised the Company that your severance from employment at the Termination Date shall be deemed a Termination of Employment as that term is defined in the plan. Distribution to you of your account balance shall be made in accordance with the provisions of the plan.

        7.     INDEMNIFICATION AND ASSISTANCE.

               (a) If you are subjected to any claim or demand involving any action or inaction allegedly taken by you during the course of your employment or directorship with the Company, you will be entitled to all rights of indemnification which may then be available to other executive officers or directors of the Company, including, without limitation, insurance protection under any director and/or officer liability insurance coverage maintained by the Company or any subsidiary and any rights to indemnification provided by applicable law or the By-laws of the Company or any subsidiary, and the Company will, and shall cause any subsidiary to, cooperate fully with you in responding to or defending against any such claim or demand.

               (b) You agree to make yourself available to respond to inquiries by the Company regarding management, regulatory, and legal activities of which you acquired knowledge while employed by the Company. You agree to make yourself available, without the requirement of being subpoenaed, to confer with counsel at reasonable times and locations and upon reasonable notice concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the company during your period of employment. You further agree to submit to deposition and/or testimony in accordance with the laws of the forum involved concerning any knowledge you have or may have with respect to actual and/or potential disputes arising out of the activities of the company during your period of employment.

        8.     CONSULTING AND BOARD SERVICE.

               (a) As a condition to, and in consideration for, the severance benefits you are to receive herein, you agree to make yourself available to perform consulting services reasonably requested of you during the period beginning from the Termination Date and ending on June 30, 2005 (the "Consultancy Period"). You agree to make yourself reasonably available to render up to 75 hours of consulting services per each of the Company's fiscal quarters during the Consultancy Period, provided that such consulting services do not materially conflict with your then-existing activities or commitments. All assignments will come from the Chief Executive officer of the Company, and you will

Mr. Charles A. Haggerty
October 1, 1999
Page 4


        report directly to such person with respect to each assignment. Should you be requested to render more than the required 75 hours of consulting services per fiscal quarter, then you will be compensated for those additional hours at an hourly rate to be agreed upon by you and the Chief Executive Officer of the Company at the time such consulting services are to be rendered. You will be reimbursed for all reasonable out-of-pocket expenses incurred in rendering such consulting services upon your submission of appropriate documentation for those expenses. During the Consultancy Period, you will not make any representations to any third party that you are an officer or employee of the Company or a member of the Company's Board of Directors. Any proprietary information or other confidential information of the Company to which you may have access in the performance of your consulting services will be held in confidence and will not be disclosed to any third party or otherwise directly or indirectly used by you, except to the extent necessary to perform your consulting services.

               (b) The Company shall cause you to be elected as Chairman of the Board of the following subsidiaries of the Company: Connex, Inc. and SageTree, Inc. During your service as Chairman and a director of each company you shall be entitled to receive such compensation and other benefits, if any, as are afforded to outside directors of such company. The foregoing notwithstanding, the Company may at any time or from time to time change the organization, structure or operation of each such company, or the composition of its Board of Directors, and it is understood by you that any such changes may include the removal of you as Chairman and/or a director of each such company.

        9.    YOUR COVENANTS.

        As a condition to, and as consideration for, the severance and other benefits you are to receive herein, you agree that you will not, at any time during the Consultancy Period:

               (a) directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business or engage in any business which at the time of commencement of such services is competitive with the Company's or any of its subsidiaries' product lines or business activities, unless you obtain the prior written consent of the Company's Chief Legal Officer;

               (b) directly or indirectly solicit any individuals to leave the Company's (or any of its subsidiaries') employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees;

               (c) induce or attempt to induce any customer, supplier, distributor, licensor, licensee or other business relation of the Company (or any of its subsidiaries) to cease doing business with the Company (or any of its subsidiaries) or in any way interfere with the existing business relationship between any such

Mr. Charles A. Haggerty
October 1, 1999
Page 5


        customer, supplier, distributor, licensor, licensee or other business relation and the Company (or any of its subsidiaries); or

               (d) disparage, defame or slander the Company (or any of its subsidiaries) or any of their officers or directors or any of its products or services, to any one, including but not limited to any past, present or prospective customers. The foregoing sentence is not applicable to comments you may make to your immediate family. During the Consultancy Period the Company's Board of Directors and its officers shall refrain from any disparagement, defamation or slander of you.

        10. CONFIDENTIAL INFORMATION. When you joined the Company you signed an agreement setting forth your obligations to us during and after your employment. A copy of your agreement is attached hereto as Attachment "B" and incorporated herein by reference. You understand and agree that in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning the Company's operations, its future plans and its methods of doing business. You understand and agree it would be extremely damaging to the Company if you disclosed such information to a competitor or made it available to any other person or company. You understand and agree that such information has been divulged to you in confidence, and you understand and agree that you will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of your employment and the information and trade secrets which you have received during the course of your employment, you also agree that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this Paragraph and that, therefore, the Company shall be entitled to an injunction prohibiting you from any violation or threatened violation of such agreements.

        11. RELEASE OF CLAIMS. Neither the Board of Directors nor any of the elected officers of the Company presently has any knowledge of any claims or causes of action that the Company might have or assert against you arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement (as defined in Paragraph 23 hereof). You agree that the consideration provided for in this Agreement represents payment in full of all outstanding obligations owed to you by the Company or any subsidiary of the Company. You, on behalf of yourself and your heirs, agents, representatives, immediate family members, executors, successors, and assigns, hereby fully and forever release the Company and our agents, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns from, and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against the Company arising from any omissions, acts or facts that have occurred up until and including the Effective Date including, without limitation,

Mr. Charles A. Haggerty
October 1, 1999
Page 6


               (a) any and all claims relating to or arising from your relationship with the Company or any subsidiary of the Company and the termination of that relationship;

               (b) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

               (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;

               (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

               (e) any and all claims for violation of the federal or any state constitution;

               (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

               (g) any and all claims for attorneys' fees and costs.

        Each of us agrees that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

        12. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that (a) you should consult with an

Mr. Charles A. Haggerty
October 1, 1999
Page 7


attorney prior to executing this Agreement; (b) you have at least twenty-one
(21) days within which to consider this Agreement; (c) you have seven (7) days following the execution of this Agreement by you to revoke the Agreement, and
(d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered in accordance with the notice provisions of Paragraph 19 hereof by close of business on the seventh day from the date that you sign this Agreement.

        13. CIVIL CODE SECTION 1542. You represent that you are not aware of any claim other than the claims that are released by this Agreement. You acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.

        14. REMEDIES IN EVENT OF FUTURE DISPUTE.

        (a) Except as provided in subparagraph (b) below, in the event of any future dispute, controversy or claim between us arising from or relating to this Agreement, its breach, any matter addressed by this Agreement, and/or your employment with the Company through the Termination Date, we will first attempt to resolve the dispute through confidential non-binding mediation to be conducted in Orange County, California by JAMS-Endispute or such other mediator as we shall mutually agree upon. If our dispute is not resolved through mediation, we will submit it to final and binding confidential arbitration to be conducted in Orange County, California by JAMS/Endispute in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, we shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. If we cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator. Neither one of us nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both of us, except as may be compelled by court order. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or Federal law, or both, as applicable and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either of us and shall apply the standards governing such motions under the

Mr. Charles A. Haggerty
October 1, 1999
Page 8


        Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Each of us intends this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. Pending the resolution of any dispute between us, the Company shall continue prompt payment of all amounts due you under this Agreement and prompt provision of all benefits to which you are otherwise entitled.

               (b) In the event that a dispute arises concerning compliance with this Agreement, either of us will be entitled to obtain from a court with jurisdiction over us preliminary and permanent injunctive relief to enjoin or restrict the other party from such breach or to enjoin or restrict a third party from inducing any such breach, and other appropriate relief, including money damages. In seeking any such relief, however, the moving party will retain the right to have any remaining portion of the controversy resolved by binding confidential arbitration in accordance with subparagraph (a) above.

               (c) The prevailing party in any such arbitration or court proceeding shall be entitled to recover from the losing party his or its reasonable costs and expenses incurred in connection with the arbitration or court proceeding.

        15. ASSIGNMENT. The rights and obligations of the company under this Agreement shall inure to the benefit of and shall be binding upon the present and future subsidiaries of the Company, any and all subsidiaries of a subsidiary, all affiliated corporations, and successors and assigns of the Company. No assignment of this Agreement by the Company will relieve the Company of its obligations. You shall not assign any of your rights and/or obligations under this Agreement and any such attempted assignment will be void. This Agreement shall be binding upon and inure to the benefit of your heirs, executors, administrators, or other legal representatives and their legal assigns.

        16. WAIVER. A waiver by either us of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either of us.

        17. TAX CONSEQUENCES. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

        18. COSTS. Except as provided in Paragraph 14 hereof, each of us shall each bear our own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

Mr. Charles A. Haggerty
October 1, 1999
Page 9


        19. NOTICES. All notices required by this Agreement shall by given in writing either by personal delivery or by first class mail, return receipt requested. Notices shall be addressed as follows:

         To Western Digital:            Western Digital Corporation
                                        8105 Irvine Center Drive
                                        Irvine, CA 92618
                                        Attention: General Counsel

         To Mr. Haggerty:               27 Le Conte
                                        Laguna Niguel, CA 92677

or in each case to such other address as you or the Company shall notify the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

        20. ENTIRE AGREEMENT. Except as provided in Paragraph 4 hereof, this Agreement, including its Attachments, represents the entire agreement and understanding between you and the Company concerning the subject matter herein, and supersedes and replaces any and all prior agreements and understandings.

        21. NO ORAL MODIFICATION. This Agreement may only be amended by a writing signed by you and the then Chief Executive Officer of the Company or the Chief Legal Officer of the Company.

        22. GOVERNING LAW. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

        23. EFFECTIVE DATE. This Agreement is effective eight days after it has been signed by both of us (the "Effective Date").

        24. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of us.

        25. VOLUNTARY EXECUTION OF AGREEMENT. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of each of us, with the full intent of releasing all claims. Each of us acknowledges that:

               (a) we have read this Agreement;

               (b) we have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of our own choice or that we have voluntarily declined to seek such counsel;

               (c) we understand the terms and consequences of this Agreement and of the releases it contains; and

               (d) we are fully aware of the legal and binding effect of this Agreement.

Mr. Charles A. Haggerty
October 1, 1999
Page 10


Please indicate your agreement to the above by signing below.


Very truly yours,


Western Digital Corporation


/s/ MICHAEL A. CORNELIUS

Michael A. Cornelius


Agreed to by


/s/ CHARLES A. HAGGERTY
------------------------------
Charles A. Haggerty

Sept. 30, 1999
Irvine, California